Exhibit 99.1
                                    KTI, INC.
                               7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093

                                 EXCHANGE NOTICE

                                                                   June 17, 1998

     KTI, Inc., a New Jersey corporation (the "Company") hereby notifies the holders of the Company's 8 3/4% Series B Convertible Exchangeable Preferred Stock (the "Series B Preferred") that, pursuant to Section 8 of Article 11 of the Company's Restated Certificate of Incorporation, as amended, the Company is exercising its options to exchange (the "Exchange") all of the outstanding Series B Preferred for the Company's 8 3/4% Subordinated Convertible Notes (the "Exchange Notes");

     The date of the Exchange is August 3, 1998 (the "Exchange Date");

     Holders of Series B Preferred are to surrender their certificate(s) representing the Series B Preferred to the Company at the offices of the Company's transfer agent, American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005;

     Dividends on the shares of the Series B Preferred to be exchanged shall cease to accumulate on the Exchange Date whether or not certificates representing the shares of the Series B Preferred are surrendered for exchange on the Exchange Date, unless the Corporation shall default in the delivery of the Exchange Notes; and

     Interest on the Exchange Notes shall accrue from Exchange Date whether or not certificates for shares of Series B Preferred are surrendered for exchange on the Exchange Date.

                                   KTI, INC.

                                      By:  /s/ Martin J. Sergi
                                      Name: Martin J. Sergi
                                      Title: President